Exhibit 10.1

May 16, 2005

Edward L. Clissold, Esq.
2157 E 2100 So
Salt Lake City, Utah 84109

Dear Ed,

This letter shall serve as an agreement between you and Park City Group with respect to how you will be compensated by PCG for legal services rendered by you during the calendar year 2005. It is agreed that with respect to any outstanding fees owed to you as of the date hereof or that may be owed throughout the remainder of the calendar year, you will accept the issuance to you of shares of the common stock of Park City Group that are unrestricted pursuant to an S-8 registration that PCG will complete prior to issuance, and that you will receive sufficient shares, so that upon the sale of those shares any amounts owing to you by PCG will be satisfied.

If you are in agreement with this please indicate by signing below where indicated.

Sincerely,


/s/  William Dunlavy
Will Dunlavy, CFO


Agreed and accepted:

/s/  Edward L. Clissold
-----------------------
Edward L. Clissold, Esq.